Exhibit (c)

                               KEMPER FUNDS TRUST

                     Establishment and Designation of Series
                     of Beneficial Interest, $.01 Par Value

     The undersigned, being the initial Trustee of Kemper Funds Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Declaration of Trust of the Trust dated October 14, 1998 (the "Declaration of Trust"), hereby establishes the three initial series of the Trust consisting of an unlimited number of shares of beneficial interest, $.01 par value per share, of the Trust (each individually a "Fund" or collectively the "Funds"), each Fund to have the following designation and special and relative rights:

         1. The Funds shall be designated as follows:

                    Kemper Large Company Growth Fund
                    Kemper Research Fund
                    Kemper Small Cap Value+Growth Fund

         2. Each Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended from time to time. Each share of beneficial interest, $.01 par value per share, of each Fund ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof with respect to a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund. Upon redemption of a shareholder's shares or indemnification for liabilities incurred by reason of a shareholder's being or having been a shareholder of a Fund, or the entry of a final judgment in favor of a shareholder by reason of being or having been a shareholder of a Fund, such shareholder shall be paid solely out of the property of the Fund.

         3. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of one or more series, in which case only the Shareholders of such series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to a Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust. The Trustees of the Trust may, in conjunction with the establishment of any additional series or class of shares of the Trust, establish or reserve the right to establish conditions under which the several series or classes shall have separate voting rights or no voting rights.

         4. The shares of beneficial interest, $.01 par value per share, of the Trust outstanding on the date hereof shall be deemed to be shares of Kemper Large Company Growth Fund, Kemper Research Fund and Kemper Small Cap Value+Growth Fund.

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         5. The assets and liabilities of the Trust existing on the date hereof shall, except as provided below, be allocated to Kemper Large Company Growth Fund, Kemper Research Fund and Kemper Small Cap Value+Growth Fund and, hereafter, the assets and liabilities of the Trust shall be allocated among the Funds, now or hereafter created, as set forth in Section 5.11 of the Declaration of Trust, except as provided below.

             (a) Costs incurred by the Trust on behalf of the Fund in connection with the organization, registration and public offering of shares of Kemper Large Company Growth Fund, Kemper Research Fund and Kemper Small Cap Value+Growth Fund shall be allocated to each such Fund and shall be amortized by each such Fund over the five-year period beginning with the month such Fund commences operations, unless otherwise required by applicable law or generally accepted accounting principles.

             (b) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds and any Series hereafter established on the basis of its relative average daily net assets.

             (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities to a Fund.

         6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund (or any class thereof) now or hereafter created, or to otherwise change the special and relative rights of the Fund (or any class thereof) provided that such change shall not adversely affect the rights of Shareholders of the Funds.

The foregoing shall be effective upon execution.


/s/Caroline Pearson
-------------------------------------
Caroline Pearson, as sole Trustee


Dated: October 14, 1998

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